                                                                    Exhibit 2.02

                              SEPARATION AGREEMENT


         This Separation Agreement ("AGREEMENT") is entered into effective as of _________, 2002 by and between Celerity Group, Inc., a Delaware corporation (the "COMPANY", formerly known as Kinetics Holdings Corporation), Kinetic Systems, Inc., a California corporation ("KSI"), and Kinetics Biopharm, Inc., a Delaware corporation ("KBI"). The Company, KSI and KBI are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."



                                    RECITALS


         WHEREAS, KSI and KBI are direct or indirect wholly owned subsidiaries of the Company;

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to separate the Company Business, the KSI Business and the KBI Business in connection with the consummation of the Company's Initial Public Offering, by distributing to the holders of the Company's Common Stock on a pro rata basis all of the shares of KSI capital stock and KBI capital stock owned by the Company (the "DISTRIBUTION") (capitalized terms having the meanings set forth below); and

         WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions and agreements required with respect to the Distribution and the relationship of the parties and their respective subsidiaries following such events.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. As used herein, the following terms have the following meanings:

         "ACTION" means any claim, action, cause of action, suit, arbitration, proceeding, inquiry or investigation by or before any court, arbitrator, governmental or regulatory or administrative agency or commission, or any other tribunal or other Governmental Authority.

         "AFFILIATE" of any specified Person means any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified Person.

         "AGREEMENT" has the meaning specified in the preamble hereto, as such agreement may be amended from time to time.


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


         "ANCILLARY AGREEMENTS" means the Confidential Disclosure Agreement, the Employee Matters Agreement, the Management Services Agreement, the Tax Sharing Agreement, and the Trademark License Agreement.

         "ASSIGNED ASSET" has the meaning set forth in Section 3.1.

         "ASSIGNED CONTRACTS" means the following contracts and agreements to which an Assigning Party or its subsidiaries is a party or by which it or any of its subsidiaries or their respective assets is bound, whether or not in writing, except for any such contract or agreement that is to be retained by the Assigning Party or its subsidiaries pursuant to any provision of this Agreement or any Ancillary Agreement:

         (a) [all contracts or agreements listed or described on Schedule _____ (as such Schedule may be supplemented by mutual agreement of the parties hereto after the date hereof and prior to the Distribution Date);]

         (b) any contracts or agreements entered into in the name of, or expressly on behalf of, the Receiving Party or any of its subsidiaries;

         (c) any contract or agreement that relates exclusively to the Receiving Party's Business;

         (d) any guarantee, indemnity, representation, warranty or other Liability of a party in respect of any other contract, any Liability or the Business of the Receiving Party; and

         (e) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to the Receiving Party.

         "ASSIGNING PARTY" has the meaning set forth in Section 3.1.

         "CLOSING" means the initial sale of shares of Common Stock by the Company to the Underwriters pursuant to the Initial Public Offering in accordance with the terms of the Underwriting Agreement between the Company and the Underwriters.

         "CLOSING DATE" means the time of the Closing.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMISSION" means the Securities and Exchange Commission.

         "COMMON STOCK" means the common stock, par value $0.01 per share, of the Company.

         "COMPANY BALANCE SHEET" means the audited balance sheet of the Company, including the notes thereto, as of ____________, 2002.

         "COMPANY BUSINESS" means the business and operations of the Company and its various divisions and subsidiaries engaged in the design and production of high performance gas and


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


chemical delivery modules for semiconductor fabrication, but excludes the KSI Business and the KBI Business.

         "COMPANY GROUP" means the Company and each Person (other than KSI, KBI and their respective subsidiaries and the LLC and its subsidiaries) that is an Affiliate of the Company immediately after the Distribution Date.

         "COMPANY INDEMNITEES" has the meaning specified in Section 4.2.

         "COMPANY LIABILITIES" has the meaning specified in Section 3.2, but shall exclude the KBI Liabilities and the KSI Liabilities.

         "CONFIDENTIAL DISCLOSURE AGREEMENT" means the Confidential Disclosure Agreement dated the date hereof between the Company, KSI and KBI providing for the confidential treatment of certain information, as such agreement may be amended from time to time.

         "CONSENTS" means any consents, waivers or approvals from, or notification requirements to, any third parties.

         "COVERED CLAIMS" means any claim that is of a type covered by insurance or self insurance of the Company in effect on the Distribution Date and that is a type of claim specified as a covered claim on Schedule 5.4(a).

          "DISTRIBUTION" has the meaning specified in the Recitals.

         "DISTRIBUTION DATE" means the date on which the Distribution shall be consummated, which is contemplated to occur concurrent with the Closing.

         "EFFECTIVE TIME" means the time as of which the Registration Statement is declared effective by the Commission.

         "EMPLOYEE MATTERS AGREEMENT" means the Employee Matters Agreement dated the date hereof between the Company, KSI and KBI regarding certain employment and benefits matters, as such agreement may be amended from time to time.

         "ENTITLED PARTY" has the meaning set forth in Section 3.3.

          "ESCALATION NOTICE" has the meaning set forth in Section 7.2.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCLUDED ASSETS" has the meaning set forth in Section 3.1(b).

         "EXCLUDED LIABILITIES" has the meaning set forth in Section 3.2(b).

         "GOVERNMENTAL APPROVALS" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.


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


         "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 4.5(a).

         "INDEMNIFYING PARTY" has the meaning set forth in Section 4.5(a).

         "INITIAL PUBLIC OFFERING" means the Company's issuance of shares of Common Stock to the public in an offering registered under the Securities Act.

         "INTELLECTUAL PROPERTY" means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (f) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (g) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (1) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

         "INVENTORY" means all inventory, merchandise, finished goods, and raw materials, packaging, supplies, works-in-progress and other personal property and any prepaid deposits for any of the same.


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         "KBI BALANCE SHEET" means the audited balance sheet of KBI, including the notes thereto, as of ____________, 2002.

         "KBI BUSINESS" means the business and operations of KBI and KMS and their respective divisions and subsidiaries engaged in the design, engineering and construction of turnkey and design/build process systems for the biotechnology and pharmaceutical industries.

          "KBI GROUP" means KBI and each Person (other than the Company and KSI and their respective subsidiaries) that is an Affiliate of KBI immediately after the Distribution Date.

         "KBI INDEMNITEES" has the meaning specified in Section 4.2.

         "KBI LIABILITIES" has the meaning set forth in Section 3.2.

         "KGI" means Kinetics Group, Inc., a Delaware corporation.

         "KMS" means Kinetics Modular Systems, Inc., a company chartered under the laws of Ontario, Canada.

         "KSI BALANCE SHEET" means the audited balance sheet of KSI, including the notes thereto, as of ____________, 2002.

         "KSI BUSINESS" means the business and operations of KSI and KTS and their respective divisions and subsidiaries engaged in the delivery of turnkey high purity process systems, including the construction of high purity installations and after-market operating services to the electronics and other industries, but excluding the KBI Business.

          "KSI GROUP" means KSI and each Person (other than the Company and KBI and their respective subsidiaries) that is an Affiliate of KSI immediately after the Distribution Date.

         "KSI INDEMNITEES" has the meaning specified in Section 4.3.

         "KSI LIABILITIES" has the meaning set forth in Section 3.2.

         "KTS" means Kinetics Thermal Systems, Inc., a New York corporation.

         "LIABILITIES" means any and all losses, claims, charges, debts, demands, Actions, causes of action, suits, damages, obligations, payments, costs and expenses, accounts, bonds, indemnities and similar obligations, covenants, contracts, agreements, promises, guarantees and other liabilities, including all contractual obligations, whether absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract,


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


commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

         "LICENSED INTELLECTUAL PROPERTY" means all Intellectual Property licensed or sublicensed from a third party.

         "LLC" means a limited liability corporation created and owned by the Stockholders for the purpose of holding (directly or indirectly) all the outstanding capital stock of KSI and KBI.

         "MANAGEMENT SERVICES AGREEMENT" means the Management Services Agreement dated the date hereof between the Company, KSI and KBI regarding the provision of certain services among the parties, as such agreement may be amended from time to time.

         "MEDIATION DEMAND DATE" has the meaning set forth in Section 7.3.

         "MEDIATION DEMAND NOTICE" has the meaning set forth in Section 7.3.

         "MERGER" has the meaning set forth in Section 2.1.

         "NEW KSI CREDIT FACILITY" means the credit facility in the aggregate commitment amount of $210,000,000 to be entered into by KSI and KBI, as co-borrowers, and various lenders including the Bank of Nova Scotia as arranger and administrative agent, the proceeds of which will be used to satisfy KSI's obligations under the KSI Note.

         "KSI NOTE" means the Promissory Note in the principal amount of $150,000,000 to be executed by KSI, as maker, in favor of KGI, as payee, which shall mature and require the payment by KSI of all outstanding principal and accrued interest on the Closing Date.

         "OWNER INTELLECTUAL PROPERTY" means all Intellectual Property in and to which a party or its subsidiaries holds, or has a right to hold, right, title and interest.

         "PERSON" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

         "POLICY" and "POLICIES" have the meanings specified in Section 5.4(a).

         "PROSPECTUS" means each preliminary, final or supplemental prospectus forming a part of the Registration Statement.

         "RECEIVABLES" means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

         "RECEIVING PARTY" has the meaning specified in Section 3.1.


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


         "RECEIVING PARTY'S BUSINESS", "BUSINESS OF THE RECEIVING PARTY" and "BUSINESS" shall mean the Company Business, the KSI Business or the KBI Business, as applicable.

         "REGISTRATION STATEMENT" means the registration statement on Form S-1 filed by the Company with the Commission to effect the registration of the Common Stock pursuant to the Securities Act, as such registration statement may be amended from time to time.

         "RETAINING PARTY" has the meaning set forth in Section 3.3.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "STOCKHOLDERS" means the holders of the issued and outstanding capital stock of the Company as of __________, 2002 (the "RECORD DATE").

         "TANGIBLE PERSONAL PROPERTY" means all machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property.

         "TAX" and "TAXES" shall have the meanings given to such terms in the Tax Sharing Agreement.

         "TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated the date hereof between the Company, KSI and KBI (or in the case of KSI and KBI, their respective shareholders) providing for certain tax related matters, as such agreement may be amended from time to time.

         "THIRD-PARTY CLAIM" has the meaning set forth in Section 4.6.

         "TRADEMARK LICENSE AGREEMENT" means the Trademark License Agreement dated the date hereof between the Company, KSI and KBI providing for certain trademark matters, as such agreement may be amended from time to time.

         Unless otherwise specified, any reference to any "SUBSIDIARY" or "SUBSIDIARIES" of the Company shall not include KSI or KBI or their respective subsidiaries, but shall include Kinetics Japan K.K.

                                   ARTICLE II

                     TRANSACTIONS TO EFFECT THE DISTRIBUTION

Section 2.1 Restructuring and Separation of Businesses. Subject only to the occurrence of the Closing following the Commission's declaration of effectiveness of the Registration Statement, each of the Company, KSI and KBI (as applicable) shall consummate the following transactions to effect the Distribution on the Distribution Date, to the extent that such transactions have not been consummated prior to the date hereof:

         (a) KGI shall contribute all of the issued and outstanding capital stock of KMS to KBI.


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


         (b) KGI shall distribute all of the issued and outstanding capital stock of KBI to the Company.

         (c) The Company shall distribute all of the issued and outstanding capital stock of KBI to the Stockholders in accordance with Section 2.5.

         (d) KGI shall contribute all of the issued and outstanding capital stock of KTS to KSI.

         (e) KGI shall distribute all of the issued and outstanding capital stock of KSI to the Company.

         (f) The Company shall distribute all of the issued and outstanding capital stock of KSI to the Stockholders in accordance with Section 2.5.

         (g) KGI shall merge into the Company in a statutory merger under
Section 251 of the Delaware General Corporation Law, with the Company as the surviving corporation of the merger (the "MERGER"). The Merger shall have all of the effects provided under applicable law.

         (h) KSI shall pay to the Company all amounts due under the KSI Note.

The parties anticipate that the Stockholders will either (i) contribute the capital stock of KSI and KBI to certain newly formed holding corporations owned by the Stockholders, and that the Stockholders will exchange the capital stock of such holding corporations for membership interests in the LLC, or (ii) contribute the capital stock of KSI and KBI to the LLC in exchange for membership interests in the LLC, which will form the holding corporations and then contribute the KSI and KBI stock to such holding corporations.

Section 2.2 Acknowledgment of Certain Actions and Events. Upon entry into this Agreement, the parties shall acknowledge that the following actions, events and transactions have occurred, and to the extent that one or more of the following actions, events or transactions have not occurred, take all reasonable steps necessary to cause such actions, events or transactions to occur prior to the Effective Time:

         (a) All necessary Governmental Approvals and Consents shall have been received, subject only to the Registration Statement being declared effective by the Commission (and no stop-order being in effect with respect thereto);

         (b) The Common Stock shall have been approved for quotation in the Nasdaq National Market, subject to official notice of issuance;

         (c) All necessary corporate governance actions shall have been taken with respect to KSI and KBI to facilitate the Distribution, including any elections or appointments of directors and officers of KSI and KBI and any amendments to such entities' charters or bylaws;


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


         (d) The definitive documentation for the New KSI Credit Facility transaction shall have been executed and placed in escrow and the KSI Note shall have been executed and delivered by KSI to KGI;

         (e) The Company's Board of Directors shall have formally approved the Distribution and shall not have abandoned, deferred or modified the Distribution;

         (f) The transactions contemplated by this Agreement to be consummated on or prior to the Effective Time shall have been consummated, each of the Ancillary Agreements, in form and substance satisfactory to the Company, shall have been executed by the parties thereto, and each of the transactions contemplated by the Ancillary Agreements to be consummated on or prior to the Effective Time shall have been consummated;

         (g) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, and no statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect preventing the consummation of the Distribution or the Initial Public Offering or any of the other transactions contemplated by this Agreement or any Ancillary Agreement;

         (h) Such other actions shall have been taken as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Distribution in order to assure the successful completion of the Distribution and the other transactions contemplated by this Agreement;

         (i) Resignations of each person who is an officer or director of KSI or KBI or their respective subsidiaries who will be an employee of only the Company or its subsidiaries from and after the Distribution Date, shall have been received by the Company;

         (j) This Agreement shall not have been terminated; and

         (k) The Company shall have been released from any Liabilities, guarantees or other obligations with respect to any indebtedness or otherwise of KSI or KBI or their respective subsidiaries;

provided, however, that the occurrence of all or a portion the foregoing actions, events and transactions shall not create any obligation on the part of the Company to seek to have the Registration Statement declared effective or to effect the Distribution or the Closing, or in any way limit the Company's power of termination set forth in Section 8.2 or alter the consequences of any such termination from those specified in such Section.

         Section 2.3 Voiding of Transactions. If the Company in its sole discretion elects not to proceed with the Closing, then in the Company's sole discretion and upon written request to KSI and KBI, any transactions and actions that have been consummated under this Agreement prior to the Closing to effect the Distribution (including those under Article II, Article III, and Article V) shall be (in whole or in part) revoked, rescinded, annulled or otherwise voided and caused to be of no further force or effect.


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

         Section 2.4 Sole Discretion of Company. The Company's Board of Directors shall, in its sole discretion, establish (i) any appropriate procedures and sequence of transactions and actions in connection with the Distribution, (ii) the Distribution Date and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and (iii) the timing of and conditions to the consummation of the Distribution (including those terms and conditions described in this Article II), and may any time and from time to time until the completion of the Distribution modify or change any of the foregoing; provided, however, that the sole condition to the consummation of the Distribution following the Effective Time shall be the occurrence of the Closing. KSI and KBI shall cooperate with the Company in all respects to accomplish the Distribution and shall, at the Company's direction, promptly take any and all actions necessary or desirable to effect the Distribution.

         Section 2.5 Distribution of KSI and KBI Stock. Subject to Section 2.2 above, the Company, KSI and KBI shall use their reasonable commercial efforts to consummate the Distribution. Such efforts shall include, but not necessarily be limited to, those specified in this Section 2.5.

                  (a) Blue Sky. The parties shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

                  (b) Shares Received. Each Stockholder (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of capital stock of KSI and KBI, respectively, equal to the number of shares of Common Stock of the Company held by such Stockholder (on an as-converted basis), multiplied by a fraction the numerator of which is the number of shares of capital stock of KSI and KBI, respectively, beneficially owned by the Company on the Record Date and the denominator of which is the number of shares of Common Stock of the Company outstanding on the Record Date.



                                  ARTICLE III

                             TRANSFER OF ASSETS AND
                            ASSUMPTION OF LIABILITIES

         Section 3.1 Transfer of Assets.

                  (a) Subject only to the occurrence of the Closing following the Commission's declaration of the effectiveness of the Registration Statement, and effective as of the Distribution Date, each party (the "ASSIGNING PARTY") hereby assigns, transfers, conveys and delivers to another party (the "RECEIVING PARTY"), and agrees to cause each of its subsidiaries to assign, transfer, convey and deliver to the Receiving Party, and the Receiving Party hereby accepts from the Assigning Party and its subsidiaries, all of the Assigning Party's and its subsidiaries' respective right, title and interest in or under the following, in each case as owned or held by the Assigning Party immediately prior to the Distribution Date and (except in the case of clause

(xiii) below) used exclusively in the Receiving Party's Business immediately prior to the Distribution Date (each such asset being an "ASSIGNED ASSET"):

                  (i) all Tangible Personal Property;

                  (ii) all Inventory;

                  (iii) all Receivables;

                  (iv) all books of account, general, financial and tax records (except, as to tax records, as may otherwise be provided in the Tax Sharing Agreement), invoices, shipping records, supplier lists, correspondence and other documents, records and files, and all personnel records of persons employed by a party that become employees of another party as of the Distribution Date or thereafter;

                  (v) all goodwill exclusively relating to the Receiving Party's Business;

                  (vi) all of the Owned Intellectual Property and Licensed Intellectual Property that is to be transferred or licensed pursuant to the Trademark License Agreement;

                  (vii) all of the Assigned Contracts;

                  (viii) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), pertaining to, arising out of, and inuring to the benefit of the Assigning Party;

                  (ix) all sales and promotional literature, customer lists and other sales-related materials owned, used, associated with or employed by the Assigning Party relating exclusively to the Receiving Party's Business;

                  (x) all municipal, state and federal franchises, permits, licenses, agreements, waivers, exemptions, approvals and authorizations, in each case to the extent transferable;

                  (xi) any assets reflected in the Receiving Party's Balance Sheet as "Assets" of the Receiving Party, subject to any dispositions of such assets subsequent to the date of the Receiving Party's Balance Sheet;

                  (xii) any and all other assets, rights and claims of every kind and nature owned or held immediately prior to the Distribution Date by the Assigning Party and used exclusively in the Receiving Party's Business. The intention of this clause (xii) is only to rectify any inadvertent omission of transfer or conveyance of any asset, right or claim that, had the parties hereto given specific consideration to such asset, right or claim as of the date hereof, would have otherwise been classified as an Assigned Asset. No asset, right or claim shall be deemed an Assigned Asset solely as a result of this clause (xii) if such asset, right or claim is within the category or type of asset, right or claim expressly covered by the subject matter of an

Ancillary Agreement. In addition, no asset, right or claim shall be deemed an Assigned Asset solely as a result of this clause (xii) unless a claim with respect thereto is made by a Receiving Party on or prior to the first anniversary of the Distribution Date; and

                  (xiii) the assets, rights and claims of the Company listed in
Schedule 3.1(a)(xiii) to be assigned, transferred, conveyed and delivered to KBI and KSI as provided in such Schedule.

         The parties may agree to prepare and attach to this Agreement additional Schedules (having numbers corresponding to the applicable subsections) specifically listing Assigned Assets in one or more categories. Notwithstanding the foregoing, the Assigned Assets shall not include the applicable Excluded Assets referred to in Section 3.1(b) below.

                  (b) For the purposes of this Agreement, "EXCLUDED ASSETS" shall mean:

                           (i) [The assets, rights and claims listed or
described on Schedule 3.1(b)(i), if any, with respect to each party]; and

                           (ii) Any and all assets, rights and claims that are
expressly contemplated by this Agreement or any Ancillary Agreement (or the Exhibits and Schedules hereto or thereto) as assets, rights or claims to be retained by a party.

         Section 3.2 Assignment to and Assumption of Liabilities.

                  (a) Except as set forth in an Ancillary Agreement, from and after the Distribution Date, each party hereby assumes and agrees faithfully to pay, perform and fulfill all obligations under the following in accordance with their respective terms (the "COMPANY LIABILITIES" in the case of the Company, the "KSI LIABILITIES" in the case of KSI, and the "KBI LIABILITIES" in the case of KBI):

                           (i) any and all Liabilities that are expressly
contemplated by this Agreement or any Ancillary Agreement (or the Exhibits or Schedules hereto or thereto) as Liabilities to be assumed by such party and all Liabilities under this Agreement or any Ancillary Agreement;

                           (ii) all Liabilities, including but not limited to
any employee-related, environmental and hazardous waste-related Liabilities, primarily relating to, arising out of or resulting from:

                                    (A) the operation of such party's Business,
as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of such party (whether or not such act or failure to act is or was within such Person's authority));

                                    (B) the operation of any business conducted
by such party or any of its subsidiaries at any time after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of such party (whether or not such act or failure to act is or was within such Person's authority));

                                    (C) any Assigned Assets (as assigned to such
party hereunder); and

                                    (D) in the case of KSI, the New KSI Credit
Facility and KSI Note; and

                           (iii) all Liabilities reflected as "Liabilities" or
obligations of such party in the Company Balance Sheet, the KSI Balance Sheet or the KBI Balance Sheet, as applicable, subject to any discharge of such Liabilities subsequent to the date of any such Balance Sheet.

         Notwithstanding the foregoing, the Company Liabilities, the KSI Liabilities and the KBI Liabilities shall not in any event include the applicable Excluded Liabilities referred to in Section 3.2(b) below.

                  (b) For the purposes of this Agreement, "EXCLUDED LIABILITIES" shall mean:

                           (i) [the Liabilities listed or described on Schedule
3.2(b)(i), if any, with respect to each party;]

                           (ii) any and all Liabilities that are expressly
contemplated by this Agreement or any Ancillary Agreement (or Exhibits or Schedules hereto or thereto) as Liabilities to be retained or assumed by a party; and

                           (iii) all agreements and obligations of a party under
this Agreement or any of the Ancillary Agreements.

                  (c) Each of KSI and KBI shall be responsible for all KSI Liabilities and KBI Liabilities, as the case may be, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any KSI Liabilities or KBI Liabilities, as the case may be, arising out of claims made by a party's directors, officers, employees, agents or Affiliates) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by KSI or KBI or any of its directors, officers, employees, agents or Affiliates (in the case of Affiliates, other than the Company and its subsidiaries).

         Section 3.3 Transfers Not Effected On or Prior to the Distribution Date. The parties agree that, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all of the rights, powers and privileges incidental thereto, that such party is entitled to acquire pursuant to the terms of this Agreement. To the extent any transfers contemplated by this Article III shall not have been fully effected on or prior to the Distribution Date, the parties and their respective subsidiaries shall cooperate to effect such transfers as promptly as possible following the Distribution Date. Nothing herein shall be deemed to require the transfer of any assets or the assignment or assumption of any Liabilities that by their terms or by operation of law cannot be so transferred, assigned or assumed; provided, however, that any such assets shall be deemed an Assigned Asset for purposes of determining whether any Liability is a Company Liability, a KSI Liability or a KBI Liability, as the case may be; and provided, further, that the parties and their respective Affiliates shall cooperate in seeking to obtain any necessary Consents for the transfer of all assets and the assignment or assumption of all Liabilities as contemplated by this Article III. In the event that any transfer of assets or assignment or assumption of Liabilities contemplated by this
Article III has not been consummated effective as of the Distribution Date, (i) the party retaining such assets (at the expense of the party entitled thereto); and (ii) the party retaining such Liabilities shall thereafter hold such assets or Liabilities for the account of the party entitled thereto or assuming such Liability or to whom such asset or Liability is to be assigned pursuant hereto, and in each such case shall take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been transferred, or such Liability been assigned or assumed as contemplated hereby. As and when any such asset or Liability becomes transferable, assignable or assumable, as the case may be, such transfer, assignment or assumption, as the case may be, shall be effected forthwith. If any Consent is not obtained with respect to the transfer, assumption or assignment of any such asset or Liability, then the parties will cooperate to establish an arrangement under which the party entitled to such asset or to assume such Liability (the "ENTITLED PARTY") would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding Liabilities thereunder in accordance with this Agreement or under which the party retaining such asset or liability (the "RETAINING PARTY") would enforce for the benefit of the Entitled Party, with the Entitled Party assuming and agreeing to pay the Retaining Party's obligations, any and all claims, rights and benefits of the Retaining Party against a third party thereto. In such event
(i) the Retaining Party will promptly pay to the Entitled Party when received all moneys received by it under any such asset or any claim, right or benefit arising thereunder and (ii) the Entitled Party will promptly pay, perform or discharge when due any obligation or liability arising thereunder or under any such Liability.

         Section 3.4 No Representations or Warranties; Consents.

                  (a) Each of the parties hereto understands and agrees that no party hereto is, in this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, representing or warranting in any way as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party, or as to the legal sufficiency to convey title to an asset transferred pursuant to this Agreement or any Ancillary Agreement, including, without limitation, any conveyancing or assumption instruments. It is also agreed and understood that there are no warranties whatsoever, express or implied, given by any party to this Agreement or any Ancillary Agreement as to the condition, quality, merchantability, fitness or non-infringement of any of the assets, businesses or other rights transferred or retained by the parties, as the case may be, and all such assets, businesses and other rights shall be "as is, where is" and "with all faults" (provided that the absence of warranties given by the parties shall not affect the allocation of Liabilities under this Agreement and shall have no effect on any manufacturers, sellers, or other third party warranties that are intended to be transferred with such assets), and each Receiving Party shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in it good and marketable title, free and clear of any security interest, pledge, lien, charge, claim, option, right to acquire, covenant, condition, restriction on transfer or other encumbrance of any nature whatsoever.

                  (b) Each party hereto understands and agrees that no party hereto is, in this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, representing or warranting in any way that the obtaining of any Governmental Approvals or Consents, the execution and delivery of any amendatory agreements and the taking of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable laws or judgments or other instruments or agreements relating to such assets.

         Notwithstanding the foregoing, the parties shall use their reasonable commercial efforts to obtain all Governmental Approvals and Consents, to enter into all reasonable amendatory agreements and to make all filings and applications contemplated by this Agreement, and shall take all such further actions as shall be deemed reasonably necessary to preserve for each party, to the greatest extent reasonably feasible, consistent with this Agreement, the economic and operational benefits of the allocation of assets and Liabilities provided for in this Agreement. In case at any time after the Distribution Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action, provided that any financial cost shall be borne by the party receiving the benefit of the action.

         Section 3.5 Documents Relating to Transfer of Assigned Assets and Assignment and Assumption of Liabilities. In connection with the transfer of the Assigned Assets pursuant to Section 3.1 of this Agreement and the assignment and assumption of Liabilities pursuant to Section 3.2 of this Agreement, simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) the Assigning Party shall execute and deliver such bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of the Assigning Party's right, title and interest in and to the Assigned Assets to the Receiving Party and (ii) the Receiving Party shall execute and deliver to the Assigning Party such bills of sale, certificates of title, assumptions of contracts and other instruments or assumption as may be necessary to evidence the valid and effective assumption of the Company Liabilities, the KSI Liabilities and the KBI Liabilities by the Company, KSI and KBI, respectively.

         Section 3.6 Termination of Agreements.

                  (a) Except as set forth in Section 3.6(b), in furtherance of the releases and other provisions of Section 4.1, the parties hereby terminate, effective as of the Distribution Date, any and all agreements, arrangements, commitments or understandings, whether or not in writing, between them; provided, however, that to the extent any such agreement, arrangement, commitment or understanding is inconsistent with any Ancillary Agreement, such termination shall be effective as of the date of the effectiveness of the applicable Ancillary Agreement. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date (or, to the extent contemplated by the proviso to the immediately preceding sentence, after the effectiveness of the applicable Ancillary Agreement). Each party shall, at the reasonable request of the other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

                  (b) The provisions of Section 3.6(a) shall not apply to those matters described in Section 4.1(d) or any of the following agreements, arrangements, commitments or understandings (or any of the provisions thereof):

                           (i) this Agreement and the Ancillary Agreements (and
each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement, including the KSI Note);

                           (ii) any agreements, arrangements, commitments or
understandings to which any Person other than the parties hereto or their respective Affiliates is a party;

                           (iii) any inter-company accounts payable or accounts
receivable accrued as of the Distribution Date that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices, and any warranty or other Liabilities arising from any purchase and sale transactions for goods or services between the parties entered into on or before the Distribution Date, and

                           (iv) any other agreements, arrangements, commitments
or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date [, including those listed or described on Schedule 3.6(b)].

         Section 3.7 Proceeds of the Initial Public Offering; Costs. The Initial Public Offering will include a primary offering of Common Stock by the Company. Other than certain of the Company's indebtedness that will be repaid concurrent with the Closing, the Company will retain the net proceeds of such offering.

                                   ARTICLE IV

                                 INDEMNIFICATION

         Section 4.1 Release of Claims.

                  (a) Except as provided in Section 4.1(d), effective as of the Distribution Date, KSI does hereby, for itself and its Affiliates (other than any member of the Company Group or the KBI Group), and its successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of KSI and its Affiliates (other than any member of the Company Group or the KBI Group) (in each case, in their respective capacities as such), remise, release and forever discharge (i) the Company and each member of the Company Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of the Company or any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (ii) KBI and each member of the KBI Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of KBI or any member of the KBI Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any facts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution and the Initial Public Offering.

                  (b) Except as provided in Section 4.1(d), effective as of the Distribution Date, KBI does hereby, for itself and its Affiliates (other than any member of the Company Group or the KSI Group), and its successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of KBI and its Affiliates (other than any member of the Company Group or the KSI Group) (in each case, in their respective capacities as such), remise, release and forever discharge (i) the Company and each member of the Company Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of the Company or any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (ii) KSI and each member of the KSI Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of KSI or any member of the KSI Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any facts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution and the Initial Public Offering.

                  (c) Except as provided in Section 4.1(d), effective as of the Distribution Date, the Company does hereby, for itself and each member of the Company Group, and its successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of the Company or any member of the Company Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) KSI and its subsidiaries, their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of KSI or any of its subsidiaries (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (ii) KBI and its subsidiaries, their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of KBI or any of its subsidiaries (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any facts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution and the Initial Public Offering.

                  (d) Nothing contained in Section 4.1(a), (b) or (c) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 3.6(b) or the applicable Schedule thereto not to terminate as of the Distribution Date, in each case in accordance with its terms. In addition, nothing contained in Section 4.1(a), (b) or (c) shall release any Person from:

                           (i) Any Liability provided in or resulting from any
agreement between the parties that is specified in Section 3.6(b) or the applicable Schedule thereto as not to terminate as of the Distribution Date, or any other Liability specified in Schedule 3.6(b) as not to terminate as of the Distribution Date;

                           (ii) Any Liability, contingent or otherwise, assumed,
transferred or assigned to such Person in accordance with, or any other Liability of any Person under, this Agreement or any Ancillary Agreement;

                           (iii) Any Liability for the sale, lease or receipt of
goods, property or services purchased, obtained or used in the ordinary course of business between the parties or their respective subsidiaries;

                           (iv) Any Liability that the parties may have with
respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements; or

                           (v) Any Liability the release of which would result
in the release of any Person other than a Person released pursuant to this
Section 4.1; provided that the parties agree not to bring suit or permit any of their subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 4.1 but for the provision of this clause (v).

                  (e) Each party agrees that it shall not make, and shall not permit any of its subsidiaries to make, any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against another party or any member of such party's Group or any other Person released pursuant to Section 4.1(a), (b) or (c), as applicable, with respect to any Liabilities released pursuant thereto.

                  (f) It is the intention of each of the parties by virtue of the provisions of this Section 4.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among the parties (including any contractual agreements or arrangements existing or alleged to exist between or among such Persons on or before the Distribution Date), except as expressly set forth in Section 4.1(d). At any time, at the request of any other party, each party shall execute and deliver, or shall cause such other appropriate Persons to execute and deliver, releases reflecting the provisions hereof.

         Section 4.2 Indemnification by KSI. Except as provided in Section 4.6 and except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Distribution Date, KSI shall indemnify, defend and hold harmless (i) the Company, each member of the Company Group and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "COMPANY INDEMNITEES") and (ii) KBI, each member of the KBI Group and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "KBI INDEMNITEES"), from and against any and all Liabilities of the Company Indemnitees and KBI Indemnitees, respectively, relating to, arising out of or resulting from any of the following items (without duplication):

                  (a) The failure of KSI or any other Person to pay, perform or otherwise promptly discharge any KSI Liability or Assigned Contract (as assigned to KSI) in accordance with their respective terms, whether prior to or after the Distribution Date or the date hereof;

                  (b) The KSI Business, any KSI Liability or any Assigned Contract (as assigned to KSI); and

                  (c) Any breach by KSI or any of its subsidiaries of this Agreement or any of the Ancillary Agreements.

         Section 4.3 Indemnification by KBI. Except as provided in Section 4.6 and except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Distribution Date, KBI shall indemnify, defend and hold harmless (i) the Company Indemnitees and (ii) KSI, each member of the KSI Group and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "KSI INDEMNITEES"), from and against any and all Liabilities of the Company Indemnitees and KSI Indemnitees, respectively, relating to, arising out of or resulting from any of the following items (without duplication):

                  (a) The failure of KBI or any other Person to pay, perform or otherwise promptly discharge any KBI Liability or Assigned Contract (as assigned to KBI) in accordance with their respective terms, whether prior to or after the Distribution Date or the date hereof;

                  (b) The KBI Business, any KBI Liability or any Assigned Contract (as assigned to KBI); and

                  (c) Any breach by KBI or any of its subsidiaries of this Agreement or any of the Ancillary Agreements.

         Section 4.4 Indemnification by the Company. Except as provided in
Section 4.6 and except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Distribution Date, the Company shall indemnify, defend and hold harmless (i) the KSI Indemnitees and (ii) the KBI Indemnitees, from and against any and all Liabilities of the KSI

Indemnitees and KBI Indemnitees, respectively, relating to, arising out of or resulting from any of the following items (without duplication):

                  (a) The failure of the Company or any other member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Company Liability in accordance with its terms, whether prior to or after the Distribution Date or the date hereof;

                  (b) The Company Business, any Company Liability or any Assigned Contract (to the Company);

                  (c) Any breach by the Company or any member of the Company Group of this Agreement or any of the Ancillary Agreements.

         Section 4.5 Notice and Payment of Claims. If any Company Indemnitee, KSI Indemnitee or KBI Indemnitee (the "INDEMNIFIED PARTY") determines that it is or may be entitled to indemnification under this Article IV (other than in connection with any Action subject to Section 4.6), the Indemnified Party shall deliver to the Person from whom such indemnification is sought (the "INDEMNIFYING PARTY"), a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 30 days after receipt of such notice, either (i) pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) or (ii) object to the claim for indemnification or the amount thereof by giving the Indemnified Party written notice setting forth the grounds therefor. Any objection shall be resolved in accordance with Article
VII. If the Indemnifying Party does not give such notice within such 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

         Section 4.6 Notice and Defense of Third-Party Claims. Promptly following the earlier of (A) receipt of written notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (B) receipt of written information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "THIRD-PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. Failure of the Indemnified Party to give notice as provided in this Section 4.6 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail.

                  (a) Within 30 days after receipt of such notice, the Indemnifying Party may by giving written notice thereof to the Indemnified Party, (i) elect to assume the defense of such Third-Party Claim at its sole cost and expense or (ii) object to the claim of indemnification for such Third-Party Claim setting forth the grounds therefor. Any objection shall be resolved in accordance with Article VII. If the Indemnifying Party does not within such 30-day period give the Indemnified Party such notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such Third-Party Claim.

                  (b) Any defense of a Third-Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by counsel employed by the Indemnifying Party and reasonably satisfactory to the Company in the case of Company Indemnitees, KSI in the case of KSI Indemnitees, and KBI in the case of KBI Indemnitees. The Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; provided that if the defendants or parties against which relief is sought in any such claim include both the Indemnifying Party and one or more Indemnified Parties and, in the reasonable judgment of the Company in the case of Company Indemnitees, KSI in the case of KSI Indemnitees, or KBI in the case of KBI Indemnitees, a conflict of interest between such Indemnified Parties and such Indemnifying Party exists in respect of such claim, such Indemnified Parties shall have the right to employ one firm of counsel selected by the Company for Company Indemnitees, KSI for KSI Indemnitees, and KBI for KBI Indemnitees, as the case may be, and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

                  (c) If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that without the prior written consent of the Company in the case of Company Indemnitees, KSI in the case of KSI Indemnitees, and KBI in the case of KBI Indemnitees, the Indemnifying Party may not agree to any such settlement unless as a condition to such settlement the Indemnified Party receives a written release from any and all liability relating to such Third-Party Claim and such settlement or compromise does not include any remedy or relief to be applied to or against the Indemnified Party, other than monetary damages for which the Indemnifying Party shall be responsible hereunder.

                  (d) If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification under this Article IV, the Company in the case of Company Indemnitees, KSI in the case of KSI Indemnitees, and KBI in the case of KBI Indemnitees, as the case may be, may pursue the defense of such Third-Party Claim and choose one firm of counsel in connection therewith. The Indemnifying Party is required to reimburse the Company, KSI or KBI, as the case may be, on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred by the Company in the case of Company Indemnitees, KSI in the case of KSI Indemnitees, and KBI in the case of KBI Indemnitees, in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto, provided that the Indemnifying Party shall not be liable for any settlement effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

                  (e) The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) no later than the later of (i) the date on which the Indemnified Party makes any payment in satisfaction (partial or otherwise) of the Third-Party Claim or (ii) the date on which such Indemnifying Party's objection, if any, to its responsibility for indemnification under this Article IV has been resolved pursuant to Article VII or by settlement or compromise or the final nonappealable judgment of a court of competent jurisdiction.

                  (f) Notwithstanding the foregoing provisions of this Section 4.6, an Indemnified Party shall have the right to defend any Action (or claim or cause of action asserted therein) seeking injunctive or other non-monetary relief affecting the Indemnified Party. Sections 4.6(a), (d) and (e) above shall apply with respect to any such Action (or claim or cause of action asserted therein), except that the Indemnifying Party shall not have the right to elect to assume the defense of such Action (or claim or cause of action asserted therein).

         Section 4.7 Insurance Proceeds. The amount that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article IV shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Parties in reduction of the related Liability. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of a Liability and shall subsequently actually receive insurance proceeds, or other amounts in respect of such Liability as specified above, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received after deducting therefrom all of the Indemnifying Party's costs and expenses associated with such Liability.

         Section 4.8 Contribution. If the indemnification provided for in this
Article IV is unavailable to an Indemnified Party in respect of any Liability arising out of or related to information contained in or omitted from the Registration Statement or the Prospectus, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Liability in such proportion as is appropriate to reflect the relative fault of the parties in connection with the statements or omissions which resulted in such Liability. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information concerning the Company, KSI or KBI.

         Section 4.9 Subrogation. In the event of payment by an Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the first place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third-Party Claim. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

         Section 4.10 No Third-Party Beneficiaries. This Article IV shall inure to the benefit of, and be enforceable by the Company, the Company Indemnitees, KSI and the KSI Indemnitees, and KBI and the KBI Indemnitees, and their respective successors and permitted assigns. The indemnification provided for by this Article IV shall not inure to the benefit of any other third party or parties and shall not relieve any insurer who would otherwise by obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto and each party agrees to waive such rights against the other to the fullest extent permitted.

         Section 4.11 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against an Indemnifying Party. The procedures set forth in this Article IV, however, shall be the exclusive procedures governing any indemnity action brought under this
Article IV or otherwise relating to Liabilities.

         Section 4.12 Survival. The rights and obligations of each party and their respective Indemnitees under this Article IV shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities.

         Section 4.13 After-Tax Indemnification Payments. Except as otherwise expressly provided herein or in an Ancillary Agreement, indemnification payments made by a party under this Article shall give effect to, and be reduced by the value of, any and all applicable deductions, losses, credits, offsets or other items for Federal, state or other tax purposes attributable to the payment of the indemnified liability by the Indemnified Party.

                                   ARTICLE V

                           CERTAIN ADDITIONAL MATTERS

         Section 5.1 Ancillary Agreements. At or prior to the Effective Time, each party shall execute and deliver the Ancillary Agreements.

         Section 5.2 Corporate Governance Matters. At or prior to the Effective Time, the Company shall take all action necessary to appoint or elect directors and amend the charter documents and bylaws of KSI and KBI as necessary to facilitate the Distribution.

         Section 5.3 New KSI Credit Facility.

                  (a) At or prior to the Effective Time, the parties shall take all necessary action for KSI to execute and place into escrow definitive documentation for the New KSI Credit Facility. The delivery of such definitive documentation and the consummation of the New KSI Credit Facility transaction may be subject to the occurrence of the Closing.

                  (b) At or prior to the Effective Time, KSI and KBI and their respective subsidiaries shall take all necessary action to release the Company from any Liabilities, guarantees, or other obligations with respect to indebtedness or other obligations of KSI or KBI or their respective subsidiaries (provided that the release of the Company's guarantee and related obligations in respect of certain indebtedness of KSI, KBI and their respective subsidiaries will not be effective until concurrent with the Closing).

         Section 5.4 Insurance Policies and Claims Administration.

                  (a) Maintenance of Insurance Coverage Prior to Distribution Date. Each party shall use reasonable efforts to maintain in full force and effect at all times up to and including the Distribution Date its current property and casualty programs, including, without limitation, primary and excess general liability, automobile, workers' compensation, property and crime insurance policies (collectively, the "POLICIES" and individually, a "POLICY"). The Company and its subsidiaries shall retain with respect to any Covered Claims as set forth on Schedule 5.4(a) relating to periods prior to the Distribution Date all of their respective rights, benefits and privileges, if any, under such Policies. To the extent not already provided for by the terms of a Policy, the Company shall use reasonable efforts to cause KSI or KBI or their respective subsidiaries, as appropriate, to be named as additional insureds under such Policy in respect of Covered Claims arising or relating to periods prior to the Distribution Date; provided, however, that nothing contained herein shall be construed to require the Company or any of its subsidiaries to pay any additional premium or other charges in respect to, or waive or otherwise limit any of its rights, benefits or privileges under, any such Policy to effect the naming of KSI or KBI or their respective subsidiaries as such additional insureds.

                  (b) Responsibility for Establishing Insurance Coverage On and After Distribution Date. Commencing on and as of the Distribution Date, KSI and KBI and their respective subsidiaries shall be responsible for establishing and maintaining their own separate insurance programs (including, without limitation, primary and excess general liability, automobile, workers, compensation, property, director and officer liability, fire, crime, surety and other similar insurance policies) for activities and claims relating to any period on or after the Distribution Date involving KSI or KBI or their respective subsidiaries. Notwithstanding any other agreement or understanding to the contrary, except as set forth in Section 5.4(c) with respect to claims administration and financial administration of the Policies, neither the Company nor any of its subsidiaries shall have any responsibility for or obligation to KSI or KBI or their respective subsidiaries relating to liability and casualty insurance matters for any period, whether prior to, at or after the Distribution Date.

                  (c) Administration and Procedure.

                           (i) KSI or a subsidiary of KSI, or KBI or a
subsidiary of KBI, as appropriate, shall be responsible for the claims administration and financial administration of all Policies for Covered Claims relating to the assets, ownership or operation prior to the Distribution Date of the KSI Business and the KBI Business, as the case may be; provided, however, that such retention by KSI and KBI of the Policies and the responsibility for claims administration and financial administration of the Policies are in no way intended to limit, inhibit or preclude any right to insurance coverage for any Covered Claims under the Policies by the Company. KSI or a subsidiary thereof, or KBI or a subsidiary thereof, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by KSI and its subsidiaries and KBI and its subsidiaries, as the case may be, for claims relating to any period on or after the Distribution Date involving KSI or any of its subsidiaries, or KBI or its subsidiaries, as the case may be.

                           (ii) KSI and KBI, as appropriate, shall notify the
Company of any Covered Claims relating to KSI or KBI or a subsidiary thereof under one or more of the Policies relating to a period prior to the Distribution Date, and KSI and KBI agree to cooperate and coordinate with the Company concerning any strategy the Company may reasonably elect to pursue to secure coverage and payment for such Covered Claim by the appropriate insurance carrier. Notwithstanding anything contained herein, in any other agreement or applicable Policy or any understanding to the contrary, KSI or KBI, as the case may be, or an appropriate subsidiary thereof assumes responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges, as appropriate (collectively, "INSURANCE CHARGES"), whenever arising, which shall become due and payable under the terms and conditions of any applicable Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, involving or relating to any of the assets, businesses, operations or liabilities of KSI or any of its subsidiaries, or KBI or any of its subsidiaries, to the extent set forth in Section 5.4(a) and any such charges that relate to the period after the Distribution Date. To the extent that the terms of any applicable Policy provide that the Company or a subsidiary thereof, as appropriate, shall have an obligation to pay or guarantee the payment of any Insurance Charges, the Company or such subsidiary shall be entitled to demand that KSI or KBI or a subsidiary thereof, as appropriate, make such payment directly to the person or entity entitled thereto. In connection with any such demand, the Company shall submit to such party or its subsidiary a copy of any invoice received by the Company or its subsidiary pertaining to such Insurance Charges, together with appropriate supporting documentation, if available. In the event that KSI or KBI or its subsidiary, as the case may be, fails to pay any Insurance Charges when due and payable, whether at the request of the party entitled to payment or upon demand by the Company or a subsidiary of the Company, the Company or a subsidiary of the Company may (but shall not be required to) pay such Insurance Charges for and on behalf of KSI or KBI or its subsidiary, as appropriate, and, thereafter, KSI or KBI or its subsidiary shall forthwith reimburse the Company or such subsidiary of the Company for such payment.

         Section 5.5 Non-solicitation of Employees. During the one-year period following the Distribution Date, each party agrees not to solicit or to cause the solicitation of, or to seek or make an offer for, the employment or consulting services of any employee of another party, or to interfere with, disrupt or attempt to disrupt the relationship between another party and any employees thereof; provided, however, that a party shall not be prevented from engaging in general solicitation and public advertising for employment or from hiring or engaging an employee of another party whose employment or consulting services were not solicited or sought in violation of this Section 5.5. In the event of a breach of this Section 5.5, the aggrieved party shall be entitled to an injunction against the soliciting party or its affiliates restraining such breach, in addition to any other remedies provided by law or equity. In the event that any covenant in this Section is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other Governmental Authority, it is agreed and understood that such covenant will not be voided but rather shall be construed to impose limitations upon the soliciting party's activities no greater than allowable under then applicable law.

                                   ARTICLE VI

                              ACCESS TO INFORMATION

         Section 6.1 Provision of Corporate Records. Each party shall arrange as soon as practicable following the Distribution Date for the provision to the other of existing corporate governance documents (e.g. minute books, stock registers, stock certificates, documents of title, etc.) in its possession relating to the other or to its business and affairs.

         Section 6.2 Access to Information. From and after the Distribution Date, each party shall afford the other, including its accountants, counsel and other designated representatives, reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of the other (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other party including, without limitation, for audit, accounting and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

         Section 6.3 Litigation Cooperation. Each party shall use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Distribution Date in which the requesting party may from time to time be involved.

         Section 6.4 Reimbursement. Each party providing witnesses under Section
6.3 to the other shall be entitled to receive from the party for whom the witness is provided, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such witnesses.

         Section 6.5 Retention of Records. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause each of its respective subsidiaries to, retain all information relating to another party's business in accordance with such party's written record retention policy or, if no such policy exists, the past practice of such party. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide no less than 30 days prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

         Section 6.6 Internal Accounting Controls, Financial Information; Ownership. Until the fifth anniversary of the Distribution Date, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit and other obligations, and (ii) each party shall provide, or cause to be provided, to the other party and its subsidiaries in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority. Any information owned by a party that is provided to a requesting party to this
Section 6.6 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information. No party shall release or disclose any such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and agree to comply with the provisions of this Section 6.6; provided, that with respect to the matters identified on Schedule 6.6 hereof, no information may be disclosed by a party under any circumstance without the prior written consent of the other party hereto. No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Section 6.6 is found to be inaccurate, in the absence of willful misconduct by the party providing such information, or if any information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of this Section 6.6. The rights and obligations granted under this Section 6.6 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement, the Confidential Disclosure Agreement and any other Ancillary Agreement.

         Section 6.7 Mail. After the Distribution Date, each party may receive mail, telegrams, facsimiles, packages and other communications property belonging to another party. Accordingly, at all times after the Distribution Date, each party authorizes the other to receive and open all mail, telegrams, facsimiles, packages and other communications received by it and not unambiguously intended for another party or any of such other party's officers or directors specifically in their capacities as such, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party and do relate to the business of such other party, or to the extent that they relate to both businesses, the receiving party shall promptly contact such other party by telephone for delivery instructions and such mail, telegrams, facsimiles, packages or other communications (or, in case the same relate to both businesses, copies thereof) shall promptly be forwarded to the other party in accordance with its delivery instructions. The foregoing provisions of this
Section 6.7 shall constitute full authorization to the postal authorities, all telegraph and courier companies and all other persons to make deliveries to the Company, KSI and KBI, as the case may be, addressed to either of them or to any of their officers or directors specifically in their capacities as such. The provisions of this Section 6.7 are not intended to and shall not be deemed to constitute an authorization by any party to permit another party to accept service of process on its behalf, and no party is or shall be deemed to be the agent of another party for services of process purposes or for any other purpose.

                                   ARTICLE VII

                               DISPUTE RESOLUTION

         Section 7.1 Agreement to Mediate. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article VII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationships of the parties relating hereto or thereto, between the Company and its subsidiaries, KSI and its subsidiaries, and KBI and its subsidiaries.

         Section 7.2 Escalation. It is the intent of the parties to use their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "ESCALATION NOTICE") demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, (or if no General Counsel or like officer or official has been appointed, to the Chief Financial Officer) of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their reasonable best efforts to meet within 30 days of the Escalation Notice.

         Section 7.3 Demand for Mediation. At any time after the first to occur of (i) the date of the meeting actually held pursuant to the applicable Escalation Notice or (ii) 90 days after the delivery of an Escalation Notice (as applicable, the "MEDIATION DEMAND DATE"), any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Escalation Notice) may make a written demand (the "MEDIATION DEMAND NOTICE") that the dispute be submitted to mediation. Any opinion expressed by the mediator shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any subsequent proceedings. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own attorney's fees and other costs and expenses. The site of the mediation shall be Santa Clara, California, unless otherwise agreed by the parties. No party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 7.2, is a prerequisite to a demand for mediation under Section 7.3.

         Section 7.4  Certain Additional Matters.

                  (a) Notwithstanding anything herein to the contrary, either party may apply to any court having jurisdiction and seek injunctive or other non-monetary relief so as to maintain the status quo until such time as any mediation or arbitration is concluded or the dispute, controversy or claim is otherwise resolved.

                  (b) Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation in confidence in accordance with the provisions of the

Confidential Disclosure Agreement. Each of the parties shall request that any mediator comply with such agreement.

                  (c) In the event that a dispute, controversy or claim is not settled by the parties within thirty (30) days after the conclusion of the mediation as described in Section 7.3, such dispute, controversy or claim shall be submitted to binding arbitration, to be held in Santa Clara County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, before a single arbitrator selected in accordance with such Commercial Arbitration Rules. After affording the parties a reasonable opportunity to present written and testimonial evidence in support of their respective positions, the arbitrator shall issue his/her decision and award, which shall be (i) in writing, stating the reasons therefor; (ii) based solely on the terms and conditions of this Agreement or the applicable Ancillary Agreement(s) (or other applicable agreements relating to the relevant transaction(s)), as interpreted under the laws of the State of California; and
(iii) final and binding upon the parties. The decision and award of the arbitrator in any arbitration proceeding under this Section 7.4(c) may be enforced in any court of competent jurisdiction. The affected parties shall make reasonable good faith efforts to resolve any such dispute, controversy or claim prior to the commencement, and during the pendency of, any such arbitration.

                  (d) Notwithstanding anything herein to the contrary, in the event that any party determines in good faith that the amount in controversy in any dispute, controversy or claim (or any series of related disputes, controversies or claims) under this Agreement or any Ancillary Agreement is, or is reasonably likely to be, in excess of $10 million, the provisions of Section
7.3 and Section 7.4(c) shall not apply and any party may elect, in lieu of mediation and arbitration, to commence an Action with respect to such dispute, controversy or claim (or such series of related disputes, controversies or claims) in any court of competent jurisdiction; provided, however, that the affected parties shall make reasonable good faith efforts to resolve any such dispute, controversy or claim prior to the commencement, and during the pendency of, any such Action.

         Section 7.5 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute, controversy or claim.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1 LIMITATION OF LIABILITY. IN NO EVENT SHALL ANY MEMBER OF THE COMPANY GROUP BE LIABLE TO ANY MEMBER OF THE KSI GROUP OR THE KBI GROUP, NOR SHALL ANY MEMBER OF THE KSI GROUP BE LIABLE TO ANY MEMBER OF THE COMPANY GROUP OR THE KBI GROUP, NOR SHALL ANY MEMBER OF THE KBI GROUP BE LIABLE TO AMY MEMBER OF THE COMPANY GROUP OR THE KSI GROUP, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER

CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN ARTICLE IV OR SECTION 5.4 OF THIS AGREEMENT.

         Section 8.2 Termination. This Agreement may be terminated and the Distribution and/or the Initial Public Offering may be deferred, modified or abandoned at any time prior to Distribution Date or the Closing Date, as applicable, by and in the sole discretion of the Board of Directors of the Company without the approval of KSI or KBI. In the event of such termination, no party hereto (or any of its respective directors or officers) shall have any liability to any other party pursuant to this Agreement.

         Section 8.3 Expenses.

                  (a) Except as specifically provided in this Agreement or in an Ancillary Agreement, all costs and expenses incurred in connection with the execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring the expense. The determination of who has incurred an expense shall be made by the Chief Financial Officer of the Company, which determination shall be binding and final upon each of the parties hereto and not subject to further review.

                  (b) Underwriting commissions and discounts attributable to the shares of Common Stock sold by the Company in the Initial Public Offering shall be paid by the Company.

                  (c) It is understood and agreed that the Company shall pay the legal, filing, accounting, printing and other out-of-pocket expenditures in connection with (i) the preparation, printing and filing of the Registration Statement and Prospectus and (ii) sale of the shares of Common Stock in the Initial Public Offering, including, without limitation, third party costs, fees and expenses relating to the Initial Public Offering, all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, and all of the costs of producing, printing, mailing and otherwise distributing the Prospectus.

                  (d) The costs and expenses incurred in connection with obtaining the New KSI Credit Facility, and the KSI Note, shall be paid by such party or parties as determined by the Chief Financial Officer of the Company, which determination shall be binding and final upon each of the parties hereto and not subject to further review.

         Section 8.4 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by a party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) Business Day after being deposited with a nationally recognized overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of:

                  (a)      If to the Company, to:



                  (b)      If to KSI, to:



                  (c)      If to KBI, to:



         Or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

         Section 8.5 Amendment and Waiver. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

         Section 8.6 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

         Section 8.7 Governing Law; Jurisdiction; Forum. This Agreement shall be construed in accordance with the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County, California and/or the United States District Court for the Northern District of California, San Jose Division, shall have jurisdiction and venue over all disputes between the parties that are permitted to be brought in a court of law pursuant to Article VII hereof.

         Section 8.8 Entire Agreement. This Agreement, including the Schedules hereto, together with the Ancillary Agreements and the Exhibits and Schedules thereto, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreements, the provisions of such Ancillary Agreement shall prevail.

         Section 8.9 Nonassignability; Binding Effect. A party may not assign or transfer this Agreement or any of its rights or obligations hereunder (including, without limitation, in connection with a sale of all or substantially all of such party's assets), without the prior written consent of each of the other parties. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than the Company, KSI and KBI, and their respective Indemnitees under Article IV hereof, or as expressly provided in this Agreement.

         Section 8.10 Tax Sharing Agreement. Notwithstanding any other provision of this Agreement to the contrary, any and all matters relating to Taxes shall be exclusively governed by the Tax Sharing Agreement.

         Section 8.11 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any Governmental Approvals and Consents and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such Governmental Approvals, Consents and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its business.

         Section 8.12 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         Section 8.13 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         Section 8.14 Legal Enforceability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

         Section 8.15 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

         Section 8.16 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         Section 8.17 Force Majeure. A party shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by a party's employees, or any other similar cause beyond the reasonable control of a party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year first above written.

                                   CELERITY GROUP, INC. (formerly known
                                   as Kinetics Holdings Corporation)


                                   By:
                                   Name:
                                   Title:


                                   KINETIC SYSTEMS, INC.


                                   By:
                                   Name:
                                   Title:


                                   KINETICS BIOPHARM, INC.


                                   By:
                                   Name:
                                   Title:



                    [SIGNATURE PAGE TO SEPARATION AGREEMENT]

                              SCHEDULE 3.1(a)(xiii)

                   CERTAIN ASSETS TO BE TRANSFERRED BY COMPANY

         The detailed list of Assigned Assets being transferred by the Company will be specifically agreed to by the parties on or before the Distribution Date.

                               SCHEDULE 3.1(b)(i)

                                 EXCLUDED ASSETS

         The detailed list of Excluded Assets will be specifically agreed to by the parties on or before the Distribution Date.

                               SCHEDULE 3.2(b)(i)

                              EXCLUDED LIABILITIES

         The detailed list of Excluded Liabilities will be specifically agreed to by the parties on or before the Distribution Date.

                                 SCHEDULE 3.6(b)

                           AGREEMENTS NOT TO TERMINATE

         The detailed list of agreements not to terminate will be specifically agreed to by the parties on or before the Distribution Date.

                                 SCHEDULE 5.4(a)

                                 COVERED CLAIMS

         The detailed list of Covered Claims will be specifically agreed to by the parties on or before the Distribution Date.

                                  SCHEDULE 6.6

                     NON-DISCLOSURE CONFIDENTIAL INFORMATION

         The detailed list of non-disclosure confidential information will be agreed to by the parties on or before the Distribution Date.